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EXHIBIT 11.1

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                           BELDEN & BLAKE CORPORATION

                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES
                      (in thousands, except per share data)

                                                                    Three months                     Nine months
                                                                ended September 30,              ended September 30,
                                                          ---------------------------------  ----------------------------
                                                                 1996            1995           1996            1995
                                                          ----------------   --------------  ------------   -------------

Average  shares outstanding .............................         11,171          9,741         11,168          7,993
Net effect of conversion of stock options and
warrants ................................................           --             --             --             --

Total primary shares ....................................         11,171          9,741         11,168          7,993
Net effect of convertible securities.....................           --             --             --             --

Total fully diluted shares ..............................         11,171          9,741         11,168          7,993
Net income ..............................................        $ 3,186      $   1,155     $   10,013        $ 2,810

Less preferred stock dividends ..........................             45             45            135            135

Net income applicable to common  shares
  primary ...............................................          3,141          1,110          9,878          2,675

Plus 7.5% preferred stock dividends .....................           --             --              --             --

Net income applicable to common  shares .................          3,141          1,110          9,878          2,675
fully diluted
Earnings per common share primary .......................            .28            .11            .88            .33

Earnings per common share fully diluted .................            .28            .11            .88            .33


         The effects of common stock options, warrants and convertible securities have not been included in the computation as their effect is either not dilutive or antidilutive.